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                                                                  Exhibit 99

[CBS Corporation Logo]
51 WEST 52 STREET   NEW YORK, NEW YORK 10019-6188



                        CBS CORPORATION SELLS REMAINING
                       WESTINGHOUSE INDUSTRIAL BUSINESSES


         NEW YORK, June 26, 1998 -- CBS Corporation (NYSE:CBS) announced today that it has signed a definitive agreement to sell its nuclear power and government operations businesses to a joint venture led by Morrison Knudsen Corporation (NYSE:MK) in a transaction valued at approximately $1.2 billion, including $238 million in cash and the assumption by the buyers of liabilities, commitments and obligations totaling approximately $950 million. With the close of this transaction, and the recently announced sale of the Process Control Division for $265 million, the divestiture of all of the Westinghouse industrial businesses will be completed.

         The joint venture, which will include minority participation by BNFL, will form a new holding company, called the Westinghouse Electric Company, that will be based in Monroeville, Pa. Dr. Charles W. Pryor, who currently heads the Westinghouse industrial businesses, will serve as President and Chief Executive Officer of that holding company.

         Michael H. Jordan, Chairman and Chief Executive Officer of CBS Corporation, said: "With this transaction, the transformation of the former Westinghouse into the CBS Corporation--a pureplay media company with high free cash flow growth--is complete. All of the major industrial businesses are now matched with strong strategic players to enhance their growth prospects, to provide new opportunities for Westinghouse employees, and to better serve and discharge their obligations to their customers. And for our shareholders, the divestiture option we selected for the industrial businesses has generated significantly enhanced value."

         Since August 1997, CBS Corporation has announced sales of former Westinghouse assets totaling more than $5.7 billion in value--more than $4.6 billion in cash has been received and almost $1.1 billion in liabilities has been assumed by the buyers.

         The transaction is subject to government reviews and is expected to close before the end of this year.

                                     * * *


Contacts:         Jack Bergen/CBS Corporation         212/975-3835